Exhibit 99.1

Contacts: Will Roberts Director, Corporate Communications Phone (610) 321-6288

VIROPHARMA AND SCHERING-PLOUGH FINALIZE PLECONARIL

LICENSE AGREEMENT

-Schering-Plough to Assume Development and Commercialization of Intranasal Pleconaril-

EXTON, PA, November 3, 2004 — ViroPharma Incorporated (NASDAQ: VPHM) today announced that Schering-Plough Corporation (NYSE: SGP) and ViroPharma have finalized the license agreement under which Schering-Plough has assumed responsibility for all future development and commercialization of pleconaril.

Upon the effective date of the agreement, Schering-Plough will pay ViroPharma an initial license fee of $10 million and thereafter will purchase ViroPharma’s existing inventory of bulk drug substance for up to an additional $6 million. ViroPharma will also be eligible to receive up to an additional $65 million in milestone payments upon achievement of certain targeted regulatory and commercial events, as well as royalties on Schering-Plough’s sales of intranasal pleconaril in the licensed territories, if Schering-Plough gains approval for pleconaril. The agreement will become effective after the expiration or early termination of the Hart-Scott-Rodino waiting period.

“Following our recent announcement of our agreement with Eli Lilly and Co. to acquire Vancocin® Pulvules®, which will be ViroPharma’s first commercial product, our entry into this license agreement with Schering-Plough is yet another important step in our transformation into a development and commercial organization, and is consistent with our new focus in niche/specialty markets, rather than on primary care,” said Michel de Rosen, ViroPharma’s chief executive officer. “By putting this promising product candidate in the hands of Schering-Plough, a company known throughout the world for its expertise in primary care and respiratory products, we maximize the likelihood of success for the compound and optimize the value of the compound for ViroPharma shareholders. We are thrilled to have pleconaril in Schering-Plough’s very capable hands, and we will watch with great interest as they move forward with it.”

In November 2003, the two companies entered into an option agreement for intranasal pleconaril. Since then, ViroPharma conducted a series of clinical studies designed to evaluate the antiviral activity, safety and performance characteristics of the intranasal pleconaril formulation. Based on the assessment of these studies, in August 2004 Schering-Plough exercised its option to move forward and enter into a license agreement for the product. The new intranasal formulation of pleconaril represents an optimized delivery approach for this compound, as compared to the earlier oral formulation for which ViroPharma filed an NDA in 2001.

To date, pleconaril has been studied in more than 5,000 patients in clinical trials for the treatment of the common cold and in more than 700 patients as part of a compassionate use program in patients who have serious or life-threatening picornavirus infections.

In 1995, ViroPharma licensed rights to develop and commercialize pleconaril in the United States and Canada from Sanofi-Synthelabo who retains rights in all other territories.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma recently entered in an agreement with Eli Lilly and Co. to acquire Vancocin Pulvules, and currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Vancocin HCl Pulvules is approved for oral administration for treatment of enterocolitis caused by Staphylococcus aureus (including methicillin-resistant strains) and antibiotic-associated pseudomembranous colitis caused by Clostridium difficile. For prescribing information, please download the package insert at http://www.fda.gov/cder/foi/label/2004/50606slr020_vancocin_lbl.pdf.

ViroPharma Forward Looking Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include those relating to our ability to receive additional milestone payments upon achievement of certain targeted events, up to an additional $6 million for our existing inventory of bulk drug substance, as well as royalties on Schering-Plough’s sales of intranasal pleconaril in the licensed territories, if Schering-Plough gains approval for pleconaril. Conducting clinical trials for investigational pharmaceutical products are subject to risks and uncertainties. As a result, our actual results could differ materially from those results expressed in, or implied by, this press release. The results shown in ViroPharma’s earlier proof-of-concept challenge study for the intranasal formulation of pleconaril may not be indicative of results seen in larger clinical trials involving natural infections. There can be no assurance an intranasal formulation of pleconaril will demonstrate efficacy, limit systemic exposure and thereby reduce the risk of drug interactions in such clinical trials. There can be no assurance that pleconaril will ultimately be approved by the FDA, that following any such approval Schering-Plough will be successful in commercializing pleconaril, or that we will ever receive the additional milestones and royalties referred to in the press release. These factors, and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K and registration statements on Forms S-3 and S-4 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in the answers to this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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